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                                                                    EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE


Income per share calculations:

                                        1994      1995      1996
                                      ---------  ---------  ---------
Net income                            $ 266,295    696,905  1,134,384

Weighted average number
  of common and common
  equivalent shares are as
  follows:

  Weighted average common
    shares outstanding                2,125,000  3,125,000  2,125,000

  Shares issued from assumed
    exercise of common stock
    equivalents (1)                     162,855    162,855    162,855
                                      ---------  ---------  ---------

Weighted average number
  of common and common
  equivalent shares
  outstanding                         2,287,855  2,287,855  2,287,855
                                      =========  =========  =========

Per share data:
  Net income                          $     .12        .30        .50
                                      =========  =========  =========

  (1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.